CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


         We have issued our reports dated April 25, 1996, accompanying the consolidated financial statements of Nantucket Industries, Inc., appearing in the 1996 Annual Report of the Company to its shareholders (incorporated by reference in the Annual Report on Form 10-K/A, as amended on June 28, 1996 and January 20, 1997 and April 2, 1997 for the year ended March 2, 1996) and accompanying the schedules included in the Annual Report for the year ended March 2, 1996 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."



/s/ Grant Thornton LLP
---------------------------
GRANT THORNTON LLP



New York, New York
April 8, 1997